PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
---------------------
(To Prospectus dated November 20, 1997 and
  Prospectus Supplement dated July 10, 1998)

                                2,172,370 Shares
                        MERISTAR HOSPITALITY CORPORATION
                                  Common Stock
                                  ------------

        MeriStar Hospitality Corporation (the "Company") is a self-administered real estate investment trust (a "REIT") that owns a geographically diverse portfolio of primarily full-service hotels. On August 3, 1998, the Company completed the merger (the "Merger") of CapStar Hotel Company ("CapStar") with and into the Company pursuant to which the Company changed its name from American General Hospitality Corporation to MeriStar Hospitality Corporation. In connection with the Merger, CapStar spun-off its hotel operations and management business to its current stockholders as a new C-corporation called MeriStar Hotel & Resorts, Inc. ("Resorts") and immediately following the Merger, Resorts acquired 100% of the partnership interests in the third-party lessee that leased most of the hotels owned by the Company prior to the Merger and substantially all of the assets and certain liabilities of the third-party manager that managed most of the hotels owned by the Company prior to the Merger.

        The Company leases substantially all of its hotels to Resorts pursuant to separate participating leases (the "Participating Leases") that are designed to allow the Company to achieve substantial participation in any future growth of revenues generated at its hotels. The Company and Resorts have entered into an agreement (the "Intercompany Agreement"), pursuant to which, among other things, (a) the Company agrees under certain circumstances to offer to Resorts an opportunity to become the lessee of hotel properties acquired by the Company in the future (under mutually satisfactory lease terms) and (b) Resorts agrees not to make any real estate investments that may be structured in a manner that qualifies under federal income tax requirements applicable to REITs unless it first offers the Company the opportunity to make such investment and the Company has rejected the opportunity.

        The shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), offered hereby are being offered on the account of certain security holders of the Company. See "Registering Stockholders" and "The Company -- Securities to be Offered" in the accompanying Prospectus. The Company will not receive any proceeds from the sale of any shares of Common Stock under federal and state securities laws.

        See "Risk Factors" beginning on page S-4 for certain factors relevant to an investment in the Common Stock.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


October 1, 1998

761671.3